Exhibit 10.1

2000 Wade Hampton Blvd Greenville, SC 29615 864.609.4950 direct 864.609.4955 fax charles.arndt@rbc.com

February 22, 2005

Ms. Nancy K. Hedrick

President and CEO

Computer Software Innovations, Inc.

1661 East Main Street, Suite A

Easley, South Carolina 29642

Dear Ms. Hedrick:

RBC Centura Bank (“Bank”) is pleased to extend this commitment to make the Revolving Facility (the “Loan”) described in this letter to the Borrower identified below. The Loan will be made through a loan agreement between Bank and Borrower (the “Loan Agreement”) on the terms and conditions set forth in this letter and any attachments to this letter. Bank’s commitment set forth in this letter shall be referred to as the “Commitment” and this letter shall be referred to as the “Commitment Letter”. All capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Loan Agreement.

1. General Terms.

Borrower	Computer Software Innovations, Inc. (CSI), a Delaware Corporation.

Loan Amount	Up to Three Million Dollars ($3,000,000) as shown below.

Type of Loan	“Revolving Facility” – a revolving loan of up to Three Million dollars ($3,000,000).

Purpose of Loan	The Revolving Facility shall be used for working capital purposes and for the recapitalization of Borrower.

Interest Rate	The Revolving Facility shall bear interest at a variable rate equal to “LIBOR” plus 275 basis points. “LIBOR” is the London Interbank Offered Rate for a given one-month period.

Payment Terms	Revolving Facility - Subject to the terms and conditions of the Loan Documents, interest at the Revolving Facility Interest Rate shall be paid monthly, in arrears. This begins the first day of the first calendar month following the Closing Date and continuing on the same calendar day of each consecutive month thereafter until 364th day following the Closing Date, when the principal outstanding and all accrued but unpaid interest shall be due and payable in full.

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February 10, 2005

Prepayment Premium	None.

Loan Advances	Revolving Facility - Advances under the Revolving Facility shall be based on a borrowing base and a certified borrowing base report. Bank will make advances to Borrower provided the outstanding balance under the Revolving Facility does not exceed the lesser of (i) the borrowing base which shall be comprised of eighty percent (80%) of Eligible Accounts available under revolving facility commitment.

“Eligible Accounts” means accounts of the Borrower, in which Borrower has the right to grant a security interest to Bank, that are in existence and have arisen in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in the Loan Agreement and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (i) the portion of accounts outstanding more than ninety days (90) after billing date, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Banks security, (v) amount of all holdback, contra account or rights of setoff on the part of any account debtor, (vi) accounts of non-U.S. debtors not pre-approved by Bank (vii) any accounts which the Bank has previously advised to be ineligible. Amounts in excess of the percentages defined below for Concentration and Cross-Age accounts will also be deemed ineligible unless agreed to by the Bank. “Concentration” means accounts in excess of 20% of the total Eligible Accounts. “Cross-Age” means those accounts with 25% or more of their total outstanding balance over 90 days from invoice date. Exceptions to the Concentration rule will be permitted by Bank for pre-approved obligor(s) that would otherwise be considered Concentration Accounts. Pre-approved obligors will be listed as an Attachment to the Loan Documents.

Collateral	The Loan will be secured by valid, enforceable and perfected first priority liens and security interests in the following (“Collateral”): all of Borrower’s assets and property, including (without limitation) all of Borrower’s furniture, fixtures, equipment, accounts and accounts receivable, documents, instruments, securities and deposit accounts, acquired software and computer programs and Intellectual Property.

By acceptance of this Commitment, Borrower will grant to Bank a lien and security interest in the Collateral.

2. Reporting Requirements And Operating Covenants.

Financial Reporting	Annual Reports. Beginning with the fiscal year ending December 31, 2004, as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited consolidated financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings and changes in financial position, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together

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with an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from an independent certified public accounting firm reasonably acceptable to Bank.

Monthly Reports. As soon as available, but in any event within 25 business days after the end of each calendar month, Borrower shall deliver to Bank an unaudited consolidated balance sheet and a statement of income and retained earnings prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated operations during such period, in a form acceptable to Bank and certified by Borrower’s chief financial officer or other Person acceptable to Bank.

Compliance Certifications. Not more than 25 business days after the end of each quarter, beginning the first quarter next following the Closing Date, or concurrently with the delivery of the financial statements required to be delivered by Borrower to Bank, a certificate of the Person preparing such statements, whether an independent certified accountant, an officer of Borrower or some other Person acceptable to Bank, stating that, in making the examination necessary therefor, no knowledge was obtained of any default condition or event of default.

Borrowing Base Report. Within 25 days after the last day of each fiscal month, as long as amounts are outstanding on the Revolving Facility, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by the Borrower’s chief financial officer or other officer approved by Bank, such Borrowing Base Certificate to be in a form acceptable to Bank and which provides information requested by Bank that is current as of the prior month’s end.

Aged Accounts and Backlog Reports. Within 25 business days after the last date of each month, Borrower shall deliver to Bank an aged listing of accounts receivable, Unbilled Accounts Receivable, and backlog reports (of a form to be agreed upon) for so long as any amounts remain outstanding under the Loan.

Budget. Within 30 days prior to the last day of each fiscal year, Borrower to submit an annual financial plan including a consolidated Balance Sheet, Income Statement, and Cash Flow Statement prepared in accordance with GAAP, along with all supporting assumptions.

Additional Information. Borrower shall deliver to Bank such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

SEC Reports. Borrower shall comply on a timely basis with all requirements imposed by the Securities and Exchange Commission (“SEC”) in reporting its activities and operations and shall provide Bank with copies of all such reports when filed with the SEC.

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Financial Covenants	Financial covenants will be measured quarterly and will include (but will not be limited to) the following:

1. Maximum Funded Senior Debt to EBITDA Ratio. A ratio of (i) Bank’s debt outstanding to (ii) EBITDA of not more than 2.50:1.00 measured quarterly on a rolling 12 months, beginning June 30, 2005.

2. Minimum Annual EBITDA. Total year-end EBITDA value of not less than $2,000,000 as measured at the end of the fiscal year in 2005 (December 31, 2005).

3. Minimum Tangible Net Worth at Closing. Before the closing of the revolving line of credit, Borrower must show a minimum tangible net worth of no less than $600,000, including as part of such net worth any and all subordinated debt to shareholders specifically subordinate to Bank.

4. Minimum Tangible Net Worth at Fiscal Year End 2005. By December 31, 2005, Borrower must show a minimum tangible net worth of no less than $1,500,000, including any and all subordinated debt.

“EBITDA” defined as Earnings Before Interest, Taxes, Depreciation, and Amortization. Ratio to be calculated on a trailing quarterly basis and annualized.

“Tangible Net Worth” shall mean the depreciated book value of the total assets of the Borrower, after subtracting the aggregate amount of intangible assets, less all liabilities of the Borrower, excluding shareholder loans specifically subordinate to Bank, all determined according to GAAP.

Affirmative and Negative Covenants	Without prior written consent of the Bank to amend or waive, requirements and limitations on Borrower will include (but not be limited to), the following:

A.     Payment/Performance. Subject to any applicable notice or cure provisions expressly set forth in the Loan Agreement or any of the other Loan Documents, Borrower shall pay when due all amounts owing to Bank under the Loan Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

B.     Use of Loan Funds. Borrower shall use all Revolving Facility loan proceeds disbursed to Borrower only for working capital purposes including payment of shareholder loans specifically subordinate to Bank, subject to compliance with all covenants in the Loan Agreement.

C.     Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and material local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not

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make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

D.     Maintenance of Property. Borrower shall keep and maintain the Collateral in good working order and condition and make all needed and proper repairs, replacements, additions, or improvements thereto as are reasonably necessary, reasonable wear and tear excepted.

E.     Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, (i) the filing of “claims” under insurance policies and (ii) protecting, defending and maintain the validity and enforceability of the Trademarks, Patents and Copyrights.

F.     Dispositions. Borrower shall not convey, sell, lease, transfer and otherwise dispose of and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer and otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any part of and any interest in their respective businesses and properties, including the Collateral, other than Permitted Transfers.

G.     Change in Business; Change in Management or Executive Office. Borrower shall not engage in any material line of business, or permit any of its Subsidiaries to engage in any material line of business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower (giving effect to the Datapath recapitalization transaction). Borrower shall not have a Change in Management and will not, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in Bank’s security interests in the Collateral becoming unperfected.

H.     Mergers or Acquisitions. Borrower shall not undertake any merger or consolidation, or permit any of its Subsidiaries to undertake any merger or consolidation, with or into any business organization, other than Borrower or any wholly owned subsidiary of Borrower, unless Borrower is the surviving entity immediately following such transaction and is in compliance with all of Borrower’s covenants under the Loan Agreement immediately before and after the closing of such transaction, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person without Bank’s prior written consent.

I. Indebtedness. Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

J. Encumbrances. Borrower shall not create, incur, assume or allow any

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Lien with respect to the Collateral or the Intellectual Property or any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other person (other than Bank) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

K.     Distributions. Borrower shall not pay any dividends or make any other distribution or payment (other than dividends or distributions of capital stock) on account of or in redemption, retirement or purchase of any capital stock, including preferred stock, or permit any of its Subsidiaries to do so which would result in the violation of any of Borrower’s covenants under the Loan Agreement.

L.     Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments which would result in the violation of any of Borrower’s covenants under the Loan Agreement.

M.    Loans. Borrower shall not make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any person, other than Permitted Investments or intercompany loans.

N.     Loans to Officers. Borrower shall not make any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower, other than employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

O.     Compensation. Other than as provided in the four Employment Agreements between Borrower and each of Nancy Hedrick, Tom Clinton, Bill Buchanan, and Beverly Hawkins, which agreements have been approved by Bank, Borrower shall not pay any compensation to any past, present and future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, in excess of industry standards and norms.

P.     Subordinated Debt. Except for payment of shareholder loans specifically subordinate to Bank and subject to compliance with all of Borrower’s covenants under the Loan Agreement, Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

Q. Inventory and Equipment. On or after the Closing Date, Borrower

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shall not store its Inventory and shall not store its Equipment with a bailee, warehouseman or similar person unless Bank has received a pledge of the warehouse receipt covering such Inventory and Equipment or an acknowledgement of Bank’s first priority security interest in such Inventory or Equipment . Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing (such approval not to be unreasonably withheld), Borrower shall not move or relocate its Inventory and shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives Bank prior written notice and as to which Borrower files a financing statement to the extent needed to perfect Bank’s security interest (other than to the extent such Inventory or Equipment is being moved from one such location to another such location).

R. Licenses. Borrower shall not become bound by any license, agreement or other record which would have a Material Adverse Effect.

S.      Negative Pledge Agreements. Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in favor of Bank in Borrower’s rights and interests in any Collateral.

Third Party Agreements. Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

3. Loan Documentation And Other Closing Requirements.

Loan Documentation	The Loan and Bank’s liens and security interests in the Collateral shall be evidenced by this commitment letter, and also shall be evidenced and supported by such additional loan documents (“Loan Documents”) as Bank and its counsel deem necessary, including promissory notes from Borrower to Bank in the face amount of the Loans. The Loan Documents shall be in form and contain substantive content satisfactory to Bank, its counsel and Borrower, containing terms listed herein and standard representations, warranties, and events of default. All Loan Documents must be executed and delivered to Bank, and if required by Bank’s counsel, filed or recorded, at or before closing.

Authority Documents	Borrower shall furnish to Bank, no later than 5 days before closing, a certified copy of its organizational documents, together with resolutions approving the Loan, and a certified certificate of authority from Borrower’s state of organization, all of which shall be current, in effect as of closing and otherwise satisfactory to Bank and its counsel. Borrower shall also provide Bank with such resolutions, consents and approvals from its credit providers as Bank may reasonably request.

Counsel’s Opinion	A written opinion shall be furnished at, and effective as of, closing by Borrower’s independent counsel and the customary opinion shall be in form and substance satisfactory to Bank and its counsel.

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Close of Acquisition	Borrower must close the recapitalization of CSI, Inc. concurrent with or prior to the Closing Date, including a minimum subordinated debt investment (from a shareholders) of $1.0MM.

Financial Audit	Borrower to provide a signed, final copy of Borrower’s 2004 annual financial audit in a form consistent with that described in “Financial Reporting” above, which shall not reveal any adverse change from the management-prepared statements as of 12/31/2004 that Bank is relying upon in making this Loan. At Bank’s request, annual collateral audits may be required to be performed, at Borrower’s expense.

Lien/Litigation Search	Borrower shall provide to Bank at closing certified lien and litigation searches, dated within 5 days of closing, showing no superior or inferior liens on the Collateral and no litigation affecting Borrower, or the Collateral.

Insurance	Borrower shall provide to Bank at closing evidence satisfactory to Bank that it maintains liability and hazard insurance, insuring against loss or damage by fire, theft, explosion, sprinklers and other customary hazards and risks. The insurance shall be in amounts typical to other companies in the Borrower’s industry, with companies and on terms acceptable to Bank; it shall show Bank and covers Bank as an additional insured; and it shall be continuously maintained in force by Borrower until the Loan is repaid in full.

Taxes	Borrower shall furnish to Bank no later than 5 days before closing evidence satisfactory to Bank that all of Borrower’s income taxes and other material governmental taxes, fees, charges and assessments have been paid through the most recent year.

Banking Relationship	The Borrower agrees to maintain its principal depository, operating accounts, and lockbox accounts with Bank. Borrower agrees to transfer such accounts held outside of the Bank to RBC Centura by March 30, 2005.

Fees and Expenses	Borrower shall pay Bank a commitment fee of one half of one percent (0.5%) of the Loan Amount, payable concurrent with or prior to Closing (Fifteen Thousand Dollars ($15,000) which will be due and payable as a Work Fee upon signing this Commitment Letter and will be applied to the Commitment Fee. The Commitment fee shall be deemed earned upon Borrower’s execution and return of this commitment letter, and amounts paid shall not be refundable to Borrower. Borrower also shall pay all costs and expenses incident to the Loan, including recording fees, intangible taxes, documentary tax fees or stamps, excise taxes and Bank’s and Borrower’s counsel fees. The foregoing shall be paid by Borrower even if the Loan does not close.

Borrower shall pay monthly, in arrears, an unused line fee of 0.25% per annum of the unused portion of the Revolving Facility during prior month.

Additional Requirements	Borrower shall satisfy all such other terms and conditions as Bank and its counsel deem necessary to ensure the proper documentation of the Loan,

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the perfection of the liens and security interests in the Collateral and compliance with all laws and regulations applicable to Bank or Borrower relative to the Loan.

4. Miscellaneous.

Conditions Precedent	The obligations of Bank to close are subject to the satisfaction of all of the terms and conditions of this commitment letter and the Loan Documents in a manner satisfactory to Bank and its counsel.

Borrower to submit Monthly Reporting for February, 2005 and must be in full compliance with the Financial Covenants.

Borrower Certification	The acceptance of this commitment shall constitute a certification by the person executing the acceptance that all material matters relating to Borrower have been disclosed to Bank and that there has been no material, adverse change in Borrower, to include its financial condition and operating condition, as compared to the financial information provided to Bank during the due diligence process.

No Change	The obligation of Bank to make the Loan is conditioned upon there being no material adverse changes in the financial or operating condition of Borrower.

Non-Assignability	This commitment is for the sole benefit of Borrower and no other Person shall have any rights under this commitment against Bank, including any bankruptcy trustee or debtor in possession. This commitment may not be assigned without the prior written consent of Bank.

Confidentiality	The information contained in this commitment is confidential and proprietary information for review only by Borrower. Borrower shall treat all information herein as confidential.

Applicable Law	This commitment and the Loan Documents shall be governed by the laws of the State of South Carolina without giving effect to the conflict provisions thereof.

Acceptance	This commitment shall expire unless it has been accepted and returned to Bank on or before February 25, 2005.

Closing Date	Bank shall have no obligation to make the Loan if it is not closed by March 15, 2005.

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This commitment letter supercedes and replaces any prior discussions, term sheets or commitment letters relating to the Loan. This commitment, when accepted, may not be altered or amended unless agreed to in writing by Bank, or otherwise modified by the Loan Documents. This commitment letter shall survive closing of the Loan. This commitment letter and the Loan Documents shall be applied and construed in harmony with each other to the end that Bank is ensured repayment of the Loan in accordance with their respective terms. To the extent of an irreconcilable conflict between this commitment letter and the Loan Documents, the terms of the Loan Documents shall prevail.

Please indicate your acceptance of this commitment and the terms and conditions contained herein by executing the acceptance below and returning the executed letter to Bank. RBC Centura Bank would like to express our appreciation for the opportunity you have given us to be of service. We look forward to working with you in connection with the Loan.

Sincerely,

RBC CENTURA BANK

By:	/s/ Charlie Arndt
Charlie Arndt
Market Executive – South Carolina Markets

ACCEPTED AND AGREED TO:

Borrower:

Computer Software Innovations, Inc.

By:	Nancy K. Hedrick
Nancy K. Hedrick, President and CEO

Date: February 25, 2005